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                                                                 Exhibit 10.3.3



       AGREEMENT FOR THE PURCHASE AND SALE OF A VESSEL AND CERTAIN ASSETS


THIS AGREEMENT FOR THE PURCHASE AND SALE OF A VESSEL AND CERTAIN ASSETS (hereafter "Agreement") is made and entered into as of the 2nd day of August, 2000, by and between, EUROPASKY CORPORATION, a Delaware corporation (hereinafter referred to as "Seller"), and STARDANCER CASINO, INC., a South Carolina corporation (hereinafter referred to as the "Buyer" or "Purchaser").


                                  WITNESSETH:

WHEREAS, the Seller and/or its parent company, Europa Cruises Corporation, and/or its subsidiaries, own, inter alia, two vessels and other property and operate a gambling ship which sails from Hubbard's Marina, Madeira Beach, Florida; and

WHEREAS, the Seller desires to sell a single vessel, Official Number D982256, known as the M/V Europa Sky (the "Vessel") which is currently docked at Hubbard's Marina, Madeira Beach, Florida, together with certain slot machines, equipment and furniture thereon which are owned by Seller and used on said Vessel, subject to the terms, conditions and provisions contained herein; and

WHEREAS, the Seller desires to sublease, subject to the consent of Hubbard Enterprises, Inc., any and all lease rights it may have to a dock, parking lots and ticket booth currently leased from Hubbard Enterprises, Inc. (hereafter "Hubbard") to Buyer; and

WHEREAS, the Buyer desires to purchase the Vessel and certain slot machines, equipment and furniture on the Vessel which are owned by Europa subject to the terms, conditions and provisions contained herein; and

WHEREAS, the Buyer desires to sublease, subject to Hubbard's consent, any and all premises which Seller leases from Hubbard, including a dock, parking lots and ticket booth;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, together with other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do agree as follows:

1.       RECITALS

The above recitals are true and correct and are incorporated herein by reference.



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2.       PURCHASE AND SALE OF A SINGLE VESSEL

Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, that Vessel commonly known as the M/V Europa Sky for the consideration set forth in this Agreement.

3.       PURCHASE AND SALE OF CERTAIN VESSEL-RELATED ASSETS

Seller agrees to sell, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller the slot machines, equipment and furnishings on the Vessel which are owned by Seller and listed on Attachment 1 for the consideration set forth in this Agreement.

4.       LEASED ASSETS AND EQUIPMENT

It is understood that the Seller is not selling property to Buyer which is leased and, accordingly, not owned by Seller. This property includes:

Let-It-Ride:                                            ($395 rental per month)
Tech-Art (peepholes for viewing cards):                 (4 units $94 per month)
Marlin Leasing POS System:                                     ($261 per month)
Sunny South Motel Sign:                                        $125.00 Monthly
Certain leased slot machines (3)                   (identified on Attachment 2)
Siemens Saturn PBX phone system:                                $993 per month
Direct TV:                                                      $116 per month
Atlantic City Coin & Slot Service Company (wheel of Madness):   $550 per month
Oasis Ice Crusher
ATM Machine
ComCheck and ComCheck equipment

5.       SUBLEASE OF PREMISES LEASED FROM HUBBARD ENTERPRISES INC.

The Buyer understands that Seller leases certain premises located at Hubbards Marina, Johns Pass Village, Madeira Beach, Florida from Hubbard Enterprises, Inc. which are used for a wet storage berth for the vessel, parking, and a ticket booth pursuant to that Second Addendum to Lease dated November 1, 1996 between Hubbard Enterprises, Inc. and Europa Sky Corporation and Exhibit A thereto entitled "Lease Agreement" dated November 13, 1990. The two documents are hereinafter referred to as the "Hubbard Lease".

The Buyer acknowledges that it has been provided with a copy of the Second Addendum to Lease dated November 1, 1996 between Hubbard Enterprises, Inc. and Europa Sky Corporation and Exhibit A thereto (Lease Agreement dated November 13, 1990). The Buyer further acknowledges that it and its attorneys have been provided with access to the complete files of Europa in HUBBARD ENTERPRISES, INC. V. EUROPASKY CORPORATION (Circuit Court for



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Pinellas County, Florida, Case No. 99-003715) and all prior agreements relating to Europa and Hubbard. The Buyer understands that Hubbard has appealed the lower court decision entered in favor of Europa in this case. The Buyer understands that Article VI of the Hubbard Lease states as follows:

Lessee hereby acknowledges and agrees that it shall not have the right to assign or sublease Lessee's interest in this Lease, without first having obtained the prior written consent of Lessor, which consent shall not be unreasonably withheld.

The Buyer understands that this Agreement is contingent on obtaining the prior written consent of Hubbard to sublease the premises. Subject to the written consent of Hubbard, the Seller agrees to sublease the premises to Buyer and Buyer agrees to pay any and all rents required to be paid under the Hubbard Lease. The Buyer understands that there can be no assurance that Hubbard will allow Seller to sublease the premises to Buyer.

The Buyer agrees to provide the Seller with a separate, irrevocable Letter of Credit to secure the payment of any and all rents or other amounts that might be due to Hubbard Enterprises, Inc. during the term of the Lease or any extensions thereof.

6.       PURCHASE PRICE AND TERMS

         (a)      The total purchase price is $5,200,000.


         (b)      The purchase price will be allocated as follows:

                  (i)      M/V Europa Sky                           $ 5,000,000
                  (ii)     Goodwill                                      50,000
                  (iii)    Slot Machines, Equipment, Furniture      $   150,000
                           TOTAL PURCHASE PRICE:                    $ 5,200,000

The parties agree to use the above allocation for purposes of filing their local, state and federal income tax returns.

7.       PAYMENT OF PURCHASE PRICE

The full amount of the Purchase Price shall be paid to the Seller in full in cash or good certified checks in the amount of Five Million, Two Hundred Thousand Dollars ($5,200,000). The terms of payment will vary depending on whether the Purchaser also purchases the M/V Europa Star from Europa Cruises of Florida 1, Inc. pursuant to a separate agreement.



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The Seller agrees to use the proceeds of the sale to pay First Union National
Bank of Florida the approximate $2,500,000 due to said Bank and to pay the remaining $900,000 due to the State of Florida pursuant to a settlement agreement reached by Europa and the State of Florida in 1999. The Seller shall provide Buyer with proof of the amount paid to the Bank and State from each payment toward the purchase price received. The Seller represents that First Union is agreeable to being paid a fractional portion of each payment received by Seller. The Purchaser has the right to contact First Union to ensure that the Seller has, in fact, made payments toward the approximate $2,500,000 which Europa owes First Union from the proceeds received from the sale. In the event the Seller does not make payment to First Union or the State of Florida, the Purchaser will then be entitled to make payment due directly to First Union and/or the State of Florida.

A) PAYMENT TERMS IN THE EVENT THE PURCHASER HEREIN ALSO PURCHASES THE M/V EUROPA STAR FROM EUROPA CRUISES OF FLORIDA 1, INC.

In the event the Purchaser herein also purchases the M/V Europa Star from Europa Cruises of Florida 1, Inc. pursuant to a separate agreement, and does not elect to terminate the agreement to purchase the M/V Europa Star on or before September 1, 2000, the payment of the $5,2000,000 Purchase Price due under this Agreement will be as follows:

          1)     On or before August 7, 2000:                  $  800,000
          2)     September 1, 2000:                               800,000
          3)     October 1, 2000:                                 500,000
          4)     November 1, 2000:                                500,000
          5)     December 1, 2000:                                500,000
          6)     January 1, 2001:                                 500,000
          7)     February 1, 2001:                                400,000
          8)     March 1, 2001:                                   400,000
          9)     April 1, 2001:                                   400,000
         10)     May 1, 2001:                                     400,000

                 TOTAL:                                        $5,200,000


B) PAYMENT TERMS IN THE EVENT THE PURCHASER HEREIN DOES NOT PURCHASE THE M/V EUROPA STAR FROM EUROPA CRUISES OF FLORIDA 1, INC.

In the event the Purchaser herein does not purchase the M/V Europa Star from Europa Cruises of Florida 1, Inc. pursuant to a separate agreement or in the event the Purchaser exercises any option it may have to terminate a separate agreement relating to the



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purchase of the M/V Europa Star, the payment of the $5,2000,000 Purchase Price due under this Agreement will be as follows:

         1)       On or before August 7, 2000:                 $  800,000
         2)       September 1, 2000:                              900,000
         3)       October 1, 2000:                                900,000
         4)       November 1, 2000:                               900,000
         5)       December 1, 2000:                               900,000
         6)       January 1, 2001:                                800,000

                  TOTAL:                                       $5,200,000


In addition to the payments listed in the above schedule, the Purchaser will pay interest on the balance of the Purchase Price due beginning September 1, 2000 until the full Purchase Price has been paid. Interest will be calculated at 7% per annum on the outstanding balance of the total purchase price and will be due and payable together with the principal payments due above.

In the event the Purchaser elects to exercise its option under a separate agreement to terminate its purchase of the M/V Europa Star, any credits due from the purchase of the Star will be applied to the last payment due on January 1, 2001. Any excess amount to be applied will be applied to the payment due December 1, 2000.

8.       OFFSETS

The parties agree that they are entitled to no offsets, credits or refunds arising out of any prior transaction between the parties.

9.       LETTER OF CREDIT

The Buyer will provide the Seller, upon signing of this Agreement, with an irrevocable Letter of Credit on terms acceptable to the Seller in the amount of $4,400,000, to secure payment of the full amount due for the purchase of the Vessel, slot machines, equipment and furnishings. The Letter of Credit will be returned to the Issuer of the Letter of Credit upon payment of the full $5,200,000 due to Seller.

10.      DEFAULT

In the event a payment to be made herein to Seller is not received when due, the Purchaser shall be deemed to be in default. In the event the default is not cured within ten calendar days after the Seller delivers written notice of default to Purchaser, the Seller will, without further notice, present the Letter of Credit for payment. In the event the Seller is unable, for any reason, to collect the full amount due under the Letter of Credit within two business days of presentment to the Issuer of the Letter of Credit



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or the default is not cured, Europa shall be entitled to take immediate possession of the Vessel and the slot machines, equipment and furnishings thereon, but Europa shall still be entitled to all sums due pursuant to this Agreement, pursuant to the Letter of Credit, and attorneys fees and costs incident to collection of any sums payable under this Agreement or Letter of Credit. Europa shall be entitled to immediately sell the Vessel, slot machines, equipment and furnishings without further notice to Buyer. In addition, in the event the default is not cured within ten calendar days, any sublease of the Hubbard premises shall be deemed null and void and of no force and effect and Europa shall be entitled to take immediate and exclusive possession of the premises without further notice to Buyer.

11. NO REAL PROPERTY CONVEYED AND NO OTHER PROPERTY OR ASSETS CONVEYED BY THIS AGREEMENT

It is understood and agreed by the parties that Seller is not selling or conveying to Buyer any real property pursuant to this Agreement. It is understood and agreed by the parties that Seller is not selling or conveying to Buyer any other Vessel other than the M/V Europa Sky, or any other assets owned or used by Seller, by its parent, Europa Cruises Corporation, or by any affiliate or subsidiary of Seller and/or its parent, other than the slot machines, equipment and furnishings identified herein.

EUROPA CRUISES CORPORATION HEADQUARTERS
SUITE 202 (CONDOMINIUM)

It is understood that Europa Cruises Corporation, the parent of EuropaSky Corporation, owns a condominium at 150-153rd Avenue, Suite 202, Madeira Beach, Florida 33708. It is understood that the Seller is not selling this condominium to Purchaser or leasing this condominium to Purchaser pursuant to this Agreement.

SUITE 200 (PRESIDENT'S OFFICE)

It is understood that Europa Cruises Corporation leases an office 150-153rd Avenue, Suite 200, Madeira Beach, Florida 33708. It is understood that this office is leased on a month-to-month basis from a third party Lessor for approximately $608.75 per month and a $185 per month condominium fee. It is understood that the Purchaser must obtain a lease for this office from the third party Lessor should Purchaser desire to lease these premises.

CASH EXCLUDED

It is understood by the parties that the Seller is not conveying any cash, checks, credit card or other funds on hand in its cage, in its bank accounts, or elsewhere.



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ACCOUNTS RECEIVABLE EXCLUDED

This sale does not include any of Seller's accounts or notes receivable, all of which remain Seller's property. If, following the close of this sale, Buyer shall collect any of Seller's accounts or notes receivable, Buyer shall promptly remit the proceeds to Seller.

CASINO CHIPS

It is understood by the parties that the Seller is not conveying casino chips or tokens or cash equivalents to the Buyer. The Buyer, should he desire to do so, is welcome to use the Seller's chips pending the Buyer's ability to purchase replacement chips.

The parties agree that in the event the Buyer desires to use Seller's chips pending receipt of its own chips, the Buyer will tender a certified check to the Seller for the amount of chips the Buyer desires to borrow for use. The Seller will hold the check. Upon return of the chips to Seller, the Buyer will pay to the Seller the difference between the value of the chips borrowed by Buyer and the value of the chips returned by Buyer. The Seller will then return Buyer's original check to Buyer. In the event Buyer does not return all of the chips to Seller on or before the date that is ninety (90) days after the Date of Transfer of Possession, Seller shall be entitled to cash Buyer's certified check and retain that amount representing the full value of chips that were not returned by Buyer. The parties agree that the Buyer will purchase chips to be delivered to Buyer within 90 days of the Date of Transfer of Possession.

TOKENS

         It is understood by the parties that the Seller is not conveying casino tokens or cash equivalents to the Buyer. Seller shall retain title to any and all tokens used on the in the operation, provided however, that Seller agrees to permit Buyer to use such Tokens for a period of not more than ninety (90) days from the Date of Transfer of Possession so that Buyer may have an opportunity to acquire its own tokens without an interruption in the operation of the business. In the event that Buyer wishes to make such temporary use of the Tokens:
         (i) Buyer shall tender to Seller on the Date of Transfer of Possession as security for the Tokens a certified check for the full face amount of the Tokens that Buyer wishes to use. (For example, if Buyer wishes to use 100 five dollar tokens, 100 one dollar tokens and 100 twenty-five cent tokens, then Buyer shall tender $625.00 to Seller);
         (ii) Seller shall hold such certified check until the earlier of the date that Buyer returns the Tokens to Seller or the date that is ninety (90)



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days after the Date of Transfer of Possession; (iii) upon the return of the
Tokens to Seller, Buyer shall pay to Seller the difference between the value of the Tokens borrowed by Buyer and the value of the Tokens returned to Seller by Buyer, and Seller shall thereafter return Buyer's certified check. In the event that Buyer does not return all of the Tokens to Seller on or before the date that is ninety (90) days after the Date of Transfer of Possession, Seller shall be entitled to cash Buyer's certified check and retain that amount representing the full value of Tokens that were not returned by Buyer.

USE OF TRADEMARK OR TRADE NAME "SEAKRUZ"

Europa Cruises Corporation and/or its subsidiaries (hereafter collectively, the "Europa Group"), have conducted or presently conduct business in several locations under the trademark or trade name "SeaKruz" or "Europa SeaKruz". It is understood and agreed that Buyer is not purchasing any right to use the trademark or trade name "SeaKruz" in connection with the Madeira Beach operation. The Buyer shall acquire no right, title, or interest in the trademark or trade name.

12.      HIRED EMPLOYEES

Prior to the Date of Transfer of Possession, the Purchaser agrees to offer employment to at least two-thirds of the employees of Europa Sky Corporation (the "Hired Employees") for a minimum of sixty (60) days commencing on the Date of Transfer of Possession, during which period Purchaser shall evaluate the feasibility of the continued employment of the Hired Employees. Seller shall pay the cost of any compensation, severance or benefits which may be payable through the Date of Transfer of Possession to Seller's employees. Purchaser shall pay the cost of any compensation, severance or other benefits which may be payable after the Date of Transfer of Possession to the Hired Employees.

13.      ASSUMED LIABILITIES

         (a) Assumption of Contracts by Buyer. On the Date of Transfer of Possession, the Buyer will assume all rights, obligations and liabilities of the Seller under the contracts entered into by Seller in the regular course of business that remain executory and that are identified in Paragraph 4 above.

         (b) Sublease of Hubbard Lease. Upon the Date of Transfer of Possession, subject to the written consent of Hubbard Enterprises, Inc., Seller will sublease to Buyer the premises currently leased by Seller from Hubbard Enterprises, Inc.



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14.      ASSUMPTION OF VESSEL LIABILITIES

On the Date of Transfer of Possession of the Vessel, slot machines, equipment and furnishings, the Buyer will assume all rights, obligations and liabilities arising out of or relating to Buyer's possession or operation of the Vessel, slot machines, equipment and furnishings from the Date of Transfer of Possession, subject to (i) the Seller's agreement to indemnify the Buyer against obligations and liabilities incurred prior to the Date of Transfer of Possession, and (ii) the Buyer's agreement to indemnify the Seller against obligations and liabilities incurred on and after the Date of Transfer of Possession.

15.      CONDITION OF THE VESSEL

The Buyer acknowledges that Seller has made no representations or claims as to the condition of the Vessel or slot machines, equipment or furnishings which are the subject of this Agreement.

SELLER SPECIFICALLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AND ANY WARRANTIES AS TO THE PHYSICAL OR MECHANICAL CONDITION OF THE VESSEL. BUYER ACKNOWLEDGES THAT BUYER IS PURCHASING THE VESSEL "AS IS" "WHERE IS" "TOGETHER WITH ALL FAULTS." ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED. IT IS EXPRESSLY UNDERSTOOD THAT THE VESSEL IS SOLD "AS IS," "WHERE IS" "TOGETHER WITH ALL FAULTS."

16.      INSPECTION

The parties agree that the Buyer and/or its representatives, technicians or experts shall have complete access to the Vessel for the purpose of informing themselves of the condition of the Vessel at any time or times prior to taking possession of the Vessel.

17.      CLOSING

The Closing of this transaction shall occur on May 1, 2001 or January 1, 2001 depending on which payment terms apply under Paragraph 7, unless otherwise agreed by the parties in writing. Closing shall take place in Myrtle Beach, South Carolina or in international waters or at such other location as is agreed to by the parties in writing. Closing shall be effective as of 12:01 a.m. on the Closing Date. In the event that Buyer fails for any reason to close on the Closing Date, Seller shall be deemed to have elected to terminate this Agreement and shall be entitled to sell the Vessel, slot machines, equipment and furnishings to any other buyer without further obligation or notice to the Buyer. In the event that Buyer fails for any reason to close on or before the Closing Date, any payments received will be forfeited to



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Seller. The Buyer shall remain liable for payments due under this Agreement and for attorneys' fees and expenses incurred in collecting same.

18.      TITLE TO VESSEL IS NOT TO BE CONVEYED UNTIL CLOSING

It is understood that title to the Vessel, slot machines, equipment and furnishings thereon will not be conveyed until the Closing Date. It is understood that the Seller shall NOT convey title to the Vessel, slot machines, equipment or furnishings being sold to Buyer until the Purchase Price has been paid in full. The parties understand that certain entities have liens on the Vessel and must release said liens prior to transfer of title. These include:
First Union National Bank of Florida and the Florida Department of Revenue. The foregoing have agreed to release their liens upon payment of certain sums to them which the Seller agrees to pay. Seller shall, at Seller's expense, convey title to the Vessel at Closing or as soon as is possible after the Purchase Price has been paid in full.

19.      OBLIGATIONS FOLLOWING DATE OF TRANSFER OF POSSESSION AND CLOSING

         (a)      TRANSFER OF LICENSES

         Seller shall cooperate with Buyer and take all reasonable steps necessary for the transfer to Buyer of any and all transferable licenses and permits necessary for the ownership and operation of the Vessel.

         (b)      BUYER TO PAY TAXES ON PURCHASE PRICE

         The purchase price of the Vessel, slot machines, equipment and furnishings conveyed herein does not include any sales or use tax. Buyer acknowledges that payment of these taxes is Buyer's obligation and that all required tax returns will be filed and all taxes due will be remitted to the appropriate tax authority when due. Buyer will indemnify and hold Seller harmless from any liability for sales or use tax arising out of this purchase and sale transaction and for any and all expenses incurred by Seller, including attorneys' fees, should Buyer fail to pay taxes when due.

         (c)      SELLER TO PAY BROKER'S COMMISSIONS

         The Seller warrants to Buyer that Seller has not engaged or retained the services of a broker regarding this Agreement except as follows and that in the event a broker shall claim a commission due with regard to this Agreement on account of the Seller, Seller shall protect, save harmless and indemnify Buyer from and against any claim brought by said broker, whether founded or unfounded.



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The Seller has agreed to pay a commission equal to three percent of the
Purchase Price (3% of $5,200,000) or a total commission in the amount of One Hundred and Fifty-Six Thousand Dollars ($156,000) to:

Coastal Passenger Vessels, LTD., LLP
9363 Shady Lane Circle
Houston, Texas 77063

The commission will be due and paid upon receipt of payments received by Seller from the Buyer on each portion of the payment received. The Buyer warrants to Seller that Buyer has not engaged or retained the services of a broker regarding this Agreement and that in the event a broker shall claim a commission due with regard to this Agreement on account of the Buyer, Buyer shall protect, save harmless and indemnify Seller from and against any claim brought by said broker, whether founded or unfounded.

         (d)      DOCUMENTS

Seller and Buyer agree to execute all documents as may reasonably be required to transfer the Vessel, slot machines, equipment and furnishings thereon owned by Europa in accordance with the provisions hereof including, without limitation, a Bill of Sale for the Vessel and any other documents and instruments as may be necessary or appropriate for the consummation of the transaction contemplated herein.

         (e)      COOPERATION IN DEFENSE OF LAWSUITS AND CLAIMS

The parties agree to cooperate fully and completely with each other in the event either party or its officers, directors or employees are the subject of a complaint, claim or lawsuit. Each party agrees to use its best efforts to assist the other party in defending any claim or lawsuit filed against a party or its officers, directors or employees, including, but not limited to, making its employees, agents and representatives available for statements, depositions or trial.

20.      SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Seller represents, warrants and covenants to the Buyer the following:

         (a)      AUTHORITY

         Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. This



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Agreement and the transactions contemplated hereunder have been duly authorized by the Board of Directors of the Seller, EuropaSky Corporation, as well as the sole shareholder of the Seller, Europa Cruises Corporation, and constitute the valid and binding obligation of the Seller.

         (b)      SOLE OWNERSHIP

         Seller is the sole owner of the vessel and has the full right and power to sell and transfer it.

         (c)      LIENS ON VESSEL

         The Vessel will be transferred on the Date of Closing or as soon as is possible thereafter, free from any security interest, lien or encumbrance.

         (d)      NO SUITS, CLAIMS, JUDGMENTS, ETC.

         Seller has no knowledge of any unsatisfied judgments against the Vessel. Seller has no knowledge of any suits or claims pending against the Vessel other than those identified in Attachment 3.

21.      BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

Buyer represents and warrants to the Seller that:

         (a)      AUTHORITY

         Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina. This Agreement and the transactions contemplated hereunder have been duly authorized by all necessary action of the Purchaser and its Board of Directors and constitute the valid and binding obligation of the Purchaser.

         (b)      NO RELIANCE

         Seller has not made any representations as to the condition of the Vessel or as to the past or present earnings or the prospects of future earnings of the Vessel. The Seller has made no representations as to the past or present earnings of the business or operation or prospects of future earnings of the business or operation and Buyer has not relied upon any representation(s) by Seller or others in entering into this Agreement.

         (c)      ADEQUATE OPPORTUNITY FOR INSPECTION

         Prior to signing this agreement, Buyer and its agents, representatives, technicians and experts have been afforded adequate opportunity to inspect the Vessel and all slot machines, equipment, fixtures, and furnishings conveyed thereon and has had the opportunity to ascertain to its satisfaction the physical



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condition of the Vessel, slot machines, equipment, fixtures and furnishings thereon.

22.      RISK OF LOSS

Any risk of loss or destruction shall pass to Buyer upon taking possession of the Vessel on the Date of Transfer of Possession. Buyer will take possession of the Vessel at the Vessel's then location at Hubbard's Marina in Madeira Beach, Florida, following payment of the first $1,600,000 due.

23.      CROSS INDEMNIFICATION

         (a)      SELLER'S INDEMNIFICATION

Seller agrees to indemnify Buyer, its shareholders, officers and directors and their respective successors, heirs and assigns, and hold Buyer and them harmless from and against claims of any nature relating to the Vessel and/or operation of the Vessel prior to the Date of Transfer of Possession.

         (b)      BUYER'S INDEMNIFICATION

Buyer agrees to indemnify Seller, its shareholders, officers and directors and their respective successors, heirs and assigns, and hold Seller and them harmless from and against claims of any nature relating to the Vessel and/or operation of the Vessel on and after the Date of Transfer of Possession.

24.      ASSIGNMENT

The Buyer shall have no right to assign this Agreement until the full Purchase Price has been paid without the express, written consent of the Seller. It is understood that the Seller may withhold consent for any reason and that consent may be unreasonably withheld. It is understood that the Seller will have the absolute right to assign this Agreement.

25.      PRORATION

The expenses associated with all leases, rents or other contracts which will be utilized by the Buyer shall be prorated to the date of transfer of possession of the Vessel.

All inventories of consumable products, including fuel, oil, liquor, beer, soft drinks and mixers will be inventoried after the last cruise prior to transfer of possession and the Buyer will reimburse Seller for the value at Seller's cost of the consumable inventories.



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26.      WAIVER

No waiver of any breach or default under this Agreement by any party shall be considered to be a waiver of any other breach or default under this Agreement.

27.      OWNERSHIP

The parties agree that, while the Seller shall retain title to the Vessel as security until the full Purchase Price has been paid, that the Buyer shall be deemed the Owner of the Vessel, slot machines equipment and furnishings thereon for all purposes.

28.      TAXES

Although the Seller will retain title to the Vessel until payment of the full Purchase Price, the Purchaser shall be deemed the owner of the Vessel for all purposes and shall pay all taxes and assessments of any nature that may be assessed against the title holder or owner of the Vessel or the Vessel in connection with the use of the Vessel including, but not limited to, admissions taxes, sales, taxes, special county taxes, use taxes, federal excise taxes, registration fees, personal property taxes, liquor taxes, penalties and interest thereon, and any attorneys fees incurred in connection with the collection thereof and shall indemnify Europa against any claims, liens and collection efforts in connection therewith.

29.      INSURANCE

The parties agree that the Seller currently carries insurance on the Vessel. It is agreed that the Purchaser will maintain, at a minimum, the same insurance coverage now being carried on the Vessel. The Purchaser will pay all insurance premiums on the Vessel beginning with that date on which the Purchaser takes possession of the Vessel. The Purchaser shall name EuropaSky Corporation and Europa Cruises Corporation as insureds under all policies of insurance and shall furnish proof of all insurance to be carried on the Vessel until the Purchase Price has been paid in full.

30.      TIME IS OF THE ESSENCE

Time is of the essence of this agreement.

31.      EXPENSES OF SALE

Each party shall be responsible for its own costs, expenses and legal fees relating to the transaction. Seller's expenses shall include preparation of the bills of sale and preparation of Seller's instruments for the transfer of the Vessel. Buyer's expenses shall include all financing costs, all costs of registering the bill of sale with the United States Coast Guard, preparation of any notes and liens hereunder, and preparation of Buyer's instruments for the transfer of the Vessel.

32.      NOTICE

Any and all notices required or contemplated hereunder shall be provided by delivery via Federal Express and via facsimile to the following:

AS TO SELLER:

EuropaSky Corporation
Deborah A. Vitale, President
1013 Princess Street
Alexandria, Virginia 22314
Tel: 703-683-6800
Fax: 703-683-6816

AND to:

Deborah A. Vitale, President
EuropaSky Corporation
150-153rd Avenue
Suite 200
Madeira Beach, Florida 33708
Tel: 727-393-2885
Fax: 727-319-9125

AS TO BUYER:

Sam Gray, President
Stardancer Casino, Inc.
1180 Highway 17
Little River, South Carolina 29566
Tel: 843-280-6711
Cell: 843-458-9572
Facsimile: 843-280-4860


33.      GOVERNING LAW

This Agreement shall be governed by the laws of the State of Florida and shall be enforced only in a court of competent jurisdiction in Pinellas County, Florida.

34.      SEVERANCE

The invalidity or unenforceability of any portion of this Agreement shall in nowise affect the remaining provisions and portions hereof.

35.      BINDING EFFECT

This agreement shall bind the successors, heirs and assigns of the parties hereto.

36.      CAPTIONS

The paragraph captions used throughout this agreement are for the purpose of reference only and are not to be considered in the construction of this agreement or in the interpretation of the rights or obligations of the parties hereto.

37.      ENTIRE AGREEMENT

This Agreement supersedes all prior agreements and oral discussions and constitutes the entire agreement between the parties and the agreement shall not be modified in any respect except by an amendment in writing signed by all parties hereto.

38.      REPRESENTATION AS TO AUTHORITY TO ACT

The undersigned represent and warrant that they are duly empowered and authorized to execute this Agreement on behalf of their respective principals.

IN WITNESS WHEREOF the parties have caused this instrument to be executed as of the date first above written in international waters at 78.30 degrees longitude and 33.47 degrees latitude.



SELLER:

EUROPASKY CORPORATION


By: /s/ Deborah A. Vitale
   ----------------------------------
        Deborah A. Vitale, President

Date:   August 2, 2000
   ----------------------------------



BUYER:

STARDANCER CASINO, INC.

By: /s/ Sam Gray
   ----------------------------------
        Sam Gray, President

Date:   August 2, 2000
   ----------------------------------

                                A-D-D-E-N-D-U-M


This ADDENDUM to the AGREEMENT FOR THE PURCHASE AND SALE OF A VESSEL AND CERTAIN ASSETS (hereinafter referred to as "The Agreement") dated as of the 2nd day of August, 2000, between EUROPASKY CORPORATION, a Delaware corporation (hereinafter referred to as "Seller"), and STARDANCER CASINO, INC., a South Carolina corporation (hereinafter referred to as "Buyer" or "Purchaser"), is made and entered into as of the 12th day of December, 2000, between Seller and Buyer for the sole purposes expressed herein.

A. Paragraph 18 of The Agreement notwithstanding, upon the execution of this Addendum title to STARDANCER IV (ex. EUROPA SKY) official number 982256 (hereinafter referred to as "The Vessel), but nothing else, shall be conveyed to Buyer by the delivery of a Bill of Sale by Seller to Buyer, upon which Buyer shall deliver to Seller a Promissory Note in the principal amount of $1,600,000.00 and a FIRST PREFERRED SHIP MORTGAGE covering the whole of The Vessel to secure Buyer's obligations under the Promissory Note.

B. Buyer, upon the execution of this Addendum, shall deliver to Seller a signed and notarized Bill of Sale conveying the vessel together with all necessaries and appurtenances, including masts, bowsprit, sails, boats, anchors, cables, tackle, furniture, and all other necessaries there unto appertaining and belonging. Seller or Seller's agent shall hold the Bill of Sale in escrow and shall redeliver it to Buyer upon the full payment of the Promissory Note and satisfaction of the FIRST PREFERRED SHIP MORTGAGE. In the even of default in the Promissory Note or FIRST PREFERRED SHIP MORTGAGE, Seller may, in Seller's sole discretion, record the Bill of Sale and take immediate possession of the vessel together with all necessaries and appurtenances.

EXCEPT AS PROVIDED ABOVE, The Agreement shall otherwise remain in full force and effect, and Seller shall retain each and every power or remedy granted in the Agreement in addition to all powers or remedies now or hereafter existing in admiralty, in equity, at law, or by statute. No delay or omission by seller shall impair any right, power, or remedy, and no waiver of default shall waive any other default.


         Signed at Alexandria, Virginia the 12th day of December, 2000.



EUROPASKY CORPORATION                    STARDANCER CASINO, INC.

By: /s/ Deborah A. Vitale                By: /s/ Sam Gray
   ----------------------------------       ----------------------------------
        Deborah A. Vitale, President             Sam Gray, President



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